SECURITIES AND EXCHANGE COMMISSION

                                  Form N-17F-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                     Pursuant to Rule 17f-2(17CFR270.17f-2)


Filed = Registration filed with state. State has not provided file number. N/A = Fund not registered in state.


---------------------------------------------------------------------------------------------------------------------------------
Austin Global Equity Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       27136          AK     60038250     AZ     25181         AR     60010708     CA     505-4153     CO     IC-93-05-980
----------------------- ------------------- -------------------- ------------------- ------------------- ------------------------
CT       205820         DE     29536        DC     6001778       FL     15045        GA     SC-20300     HI     Filed
----------------------- ------------------- -------------------- ------------------- ------------------- ------------------------
ID       51779          IL     0353417      IN     93-0397-IC    IA     I-46261      KS     2000S0000876 KY     M38182
----------------------- ------------------- -------------------- ------------------- ------------------- ------------------------
LA       85200          ME     MFN116382    MD     SM20000173    MA     MR-03035041  MI     935596       MN     R-39133.1
----------------------- ------------------- -------------------- ------------------- ------------------- ------------------------
MS       MF-00-01-197   MO     1995-00085   MT     42971         NE     39,716       NV     Filed        NH     Filed
----------------------- ------------------- -------------------- ------------------- ------------------- ------------------------
NJ       MF-1626        NM     358223       NY     S-26-58-67    NC     3297         ND     AA249        OH     39525
----------------------- ------------------- -------------------- ------------------- ------------------- ------------------------
OK       SE-2062451     OR     2000-236     PA     93-09-022MF   RI     Filed        SC     MF12831      SD     20804
----------------------- ------------------- -------------------- ------------------- ------------------- ------------------------
TN       RM03-1364      TX     C-43890      UT     006-7175-33   VT     11/19/93-01  VA     117527       WA     60025543
----------------------- ------------------- -------------------- ----------------------------------------------------------------
WV       MF-37315       WI     381316-03    WY     18925         Puerto Rico    N/A
----------------------- ------------------- -------------------- ----------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Growth Equity Fund - Institutional Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       13122         AK     60035927      AZ     23748        AR     60010707      CA     505-4153      CO     IC-93-05-980
---------------------- -------------------- ------------------- -------------------- -------------------- -----------------------
CT       1002445       DE     28568         DC     60018014     FL     15045         GA     SC-20300      HI     Filed
---------------------- -------------------- ------------------- -------------------- -------------------- -----------------------
ID       50896         IL     0353417       IN     93-0397-IC   IA     I-44597       KS     1999S0001404  KY     M37045
---------------------- -------------------- ------------------- -------------------- -------------------- -----------------------
LA       85519         ME     MFN116279     MD     SM19991361   MA     MR-03036169   MI     926960        MN     R-39133.1
---------------------- -------------------- ------------------- -------------------- -------------------- -----------------------
MS       MF-99-06-154  MO     1995-00085    MT     41520        NE     38,279        NV     Filed         NH     Filed
---------------------- -------------------- ------------------- -------------------- -------------------- -----------------------
NJ       MF-1625       NM     1652          NY     S-28-77-84   NC     3297          ND     Y549          OH     39527
---------------------- -------------------- ------------------- -------------------- -------------------- -----------------------
OK       SE-2069859    OR     1999-765      PA     93-09-022MF  RI     Filed         SC     MF12337       SD     19052
---------------------- -------------------- ------------------- -------------------- -------------------- -----------------------
TN       RM03-1863     TX     C-59614       UT     006-6962-65  VT     6/25/99-48    VA     117527        WA     60023885
---------------------- -------------------- ------------------- -----------------------------------------------------------------
WV       MF-35422      WI     370306-03     WY     18925        Puerto Rico    N/A
---------------------- -------------------- ------------------- -----------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Intermediate Bond Fund - Institutional Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       N/A           AK     N/A          AZ     N/A           AR     N/A           CA     505-4153   CO     IC-93-05-980
---------------------- ------------------- -------------------- -------------------- ----------------- --------------------------
CT       1021381       DE     42622        DC     60016950      FL     15045         GA     SC-20300   HI     N/A
---------------------- ------------------- -------------------- -------------------- ----------------- --------------------------
ID       N/A           IL     0353417      IN     93-0397-IC    IA     N/A           KS     N/A        KY     60009950
---------------------- ------------------- -------------------- -------------------- ----------------- --------------------------
LA       90793         ME     N/A          MD     SM20021727    MA     N/A           MI     N/A        MN     R-39133.1
---------------------- ------------------- -------------------- -------------------- ----------------- --------------------------
MS       N/A           MO     1995-00085   MT     N/A           NE     N/A           NV     N/A        NH     N/A
---------------------- ------------------- -------------------- -------------------- ----------------- --------------------------
NJ       MF-2115       NM     N/A          NY     S-30-25-15    NC     3297          ND     N/A        OH     39528
---------------------- ------------------- -------------------- -------------------- ----------------- --------------------------
OK       N/A           OR     N/A          PA     93-09-022MF   RI     Filed         SC     N/A        SD     N/A
---------------------- ------------------- -------------------- -------------------- ----------------- --------------------------
TN       N/A           TX     N/A          UT     N/A           VT     N/A           VA     117527     WA     N/A
---------------------- ------------------- -------------------- -----------------------------------------------------------------
WV       N/A           WI     N/A          WY     18925         Puerto Rico    N/A
---------------------- ------------------- -------------------- -----------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Intermediate Bond Fund - A Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       N/A          AK     N/A          AZ     N/A            AR     N/A           CA     505-4153    CO     IC-93-05-980
--------------------- ------------------- --------------------- -------------------- ------------------ -------------------------
CT       1021381      DE     42622        DC     60016950       FL     15045         GA     SC-20300    HI     N/A
--------------------- ------------------- --------------------- -------------------- ------------------ -------------------------
ID       N/A          IL     0353417      IN     93-0397-IC     IA     N/A           KS     N/A         KY     60009950
--------------------- ------------------- --------------------- -------------------- ------------------ -------------------------
LA       90793        ME     MFN301064    MD     SM20021728     MA     M-03033013    MI     938630      MN     R-39133.1
--------------------- ------------------- --------------------- -------------------- ------------------ -------------------------
MS       N/A          MO     1995-00085   MT     N/A            NE     N/A           NV     N/A         NH     Filed
--------------------- ------------------- --------------------- -------------------- ------------------ -------------------------
NJ       MF-2115      NM     N/A          NY     S-30-25-15     NC     3297          ND     N/A         OH     39528
--------------------- ------------------- --------------------- -------------------- ------------------ -------------------------
OK       SE-2061265   OR     N/A          PA     93-09-022MF    RI     Filed         SC     N/A         SD     N/A
--------------------- ------------------- --------------------- -------------------- ------------------ -------------------------
TN       M03-0241     TX     C-69931      UT     N/A            VT     N/A           VA     117527      WA     N/A
--------------------- ------------------- --------------------- -----------------------------------------------------------------
WV       MF-45613     WI     440819-03    WY     18925          Puerto Rico    N/A
--------------------- ------------------- --------------------- -----------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory International Fund - Institutional Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       31280        AK     60043299     AZ     35040          AR     60014703       CA     505-4153     CO     IC-93-05-980
--------------------- ------------------- --------------------- --------------------- ------------------- -----------------------
CT       1022773      DE     43131        DC     60018016       FL     15045          GA     SC-20300     HI     Filed
--------------------- ------------------- --------------------- --------------------- ------------------- -----------------------
ID       56034        IL     0353417      IN     93-0397-IC     IA     I-54846        KS     2003S0000622 KY     60010403
--------------------- ------------------- --------------------- --------------------- ------------------- -----------------------
LA       85517        ME     MFN10000950  MD     SM20030237     MA     M-03033214     MI     939591       MN     R-39133.1
--------------------- ------------------- --------------------- --------------------- ------------------- -----------------------
MS       MF-03-02-006 MO     1995-00085   MT     49696          NE     56,474         NV     Filed        NH     Filed
--------------------- ------------------- --------------------- --------------------- ------------------- -----------------------
NJ       MF-2348      NM     1945         NY     S-30-28-97     NC     3297           ND     AK012        OH     36518
--------------------- ------------------- --------------------- --------------------- ------------------- -----------------------
OK       SE-2064393   OR     2003-98      PA     93-09-022MF    RI     Filed          SC     MF14798      SD     29083
--------------------- ------------------- --------------------- --------------------- ------------------- -----------------------
TN       RM03-0300    TX     C-70976      UT     006-8363-01    VT     1/31/03-03     VA     117527       WA     60034204
--------------------- ------------------- --------------------- -----------------------------------------------------------------
WV       MF-46702     WI     450389-03    WY     18925          Puerto Rico    N/A
--------------------- ------------------- --------------------- -----------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Maryland Bond Fund - Institutional Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       N/A          AK     N/A         AZ     N/A             AR     N/A           CA     505-4153      CO     IC-93-05-980
--------------------- ------------------ ---------------------- -------------------- -------------------- -----------------------
CT       N/A          DE     N/A         DC     N/A             FL     15045         GA     SC-20300      HI     N/A
--------------------- ------------------ ---------------------- -------------------- -------------------- -----------------------
ID       N/A          IL     N/A         IN     93-0397-IC      IA     N/A           KS     N/A           KY     N/A
--------------------- ------------------ ---------------------- -------------------- -------------------- -----------------------
LA       N/A          ME     N/A         MD     SM2003478       MA     N/A           MI     N/A           MN     R-39133.1
--------------------- ------------------ ---------------------- -------------------- -------------------- -----------------------
MS       N/A          MO     N/A         MT     N/A             NE     N/A           NV     N/A           NH     N/A
--------------------- ------------------ ---------------------- -------------------- -------------------- -----------------------
NJ       N/A          NM     N/A         NY     S-29-99-94      NC     3297          ND     N/A           OH     N/A
--------------------- ------------------ ---------------------- -------------------- -------------------- -----------------------
OK       N/A          OR     N/A         PA     93-09-022MF     RI     N/A           SC     N/A           SD     N/A
--------------------- ------------------ ---------------------- -------------------- -------------------- -----------------------
TN       N/A          TX     N/A         UT     N/A             VT     N/A           VA     117527        WA     N/A
--------------------- ------------------ ---------------------- -----------------------------------------------------------------
WV       N/A          WI     N/A         WY     18925           Puerto Rico    N/A
--------------------- ------------------ ---------------------- -----------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Real Estate Fund - Institutional Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       Filed       AK     60047158     AZ     Filed          AR     60015517      CA     505-4153      CO     IC-93-05-980
-------------------- ------------------- --------------------- -------------------- -------------------- ------------------------
CT       1026103     DE     44071        DC     Filed          FL     15045         GA     SC-20300      HI     Filed
-------------------- ------------------- --------------------- -------------------- -------------------- ------------------------
ID       56868       IL     0353417      IN     93-0397-IC     IA     Filed         KS     Filed         KY     Filed
-------------------- ------------------- --------------------- -------------------- -------------------- ------------------------
LA       90820       ME     Filed        MD     SM20032175     MA     Filed         MI     Filed         MN     R-39133.1
-------------------- ------------------- --------------------- -------------------- -------------------- ------------------------
MS       Filed       MO     2003-01349   MT     Filed          NE     57,724        NV     Filed         NH     Filed
-------------------- ------------------- --------------------- -------------------- -------------------- ------------------------
NJ       MF-2948     NM     Filed        NY     Filed          NC     3297          ND     AL879         OH     Filed
-------------------- ------------------- --------------------- -------------------- -------------------- ------------------------
OK       Filed       OR     Filed        PA     93-09-022MF    RI     Filed         SC     Filed         SD     Filed
-------------------- ------------------- --------------------- -------------------- -------------------- ------------------------
TN       M03-3543    TX     Filed        UT     006-9050-19    VT     12/09/03-02   VA     117527        WA     Filed
-------------------- ------------------- --------------------- ------------------------------------------------------------------
WV       48773       WI     Filed        WY     18925          Puerto Rico    N/A
-------------------- ------------------- --------------------- ------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Small-Cap Growth Fund - Institutional Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       13123        AK     60035926    AZ     23747         AR     60010706      CA     505-4153      CO     IC-93-05-980
--------------------- ------------------ -------------------- -------------------- -------------------- -------------------------
CT       1002444      DE     28567       DC     N/A           FL     15045         GA     SC-20300      HI     Filed
--------------------- ------------------ -------------------- -------------------- -------------------- -------------------------
ID       50897        IL     0353417     IN     93-0397-IC    IA     I-44596       KS     1999S0001403  KY     M37045
--------------------- ------------------ -------------------- -------------------- -------------------- -------------------------
LA       85519        ME     MFN116278   MD     SM19991362    MA     MR-03036168   MI     926959        MN     R-39133.1
--------------------- ------------------ -------------------- -------------------- -------------------- -------------------------
MS       MF-99-06-155 MO     1995-00085  MT     41521         NE     38,280        NV     Filed         NH     Filed
--------------------- ------------------ -------------------- -------------------- -------------------- -------------------------
NJ       MF-1625      NM     7377        NY     S-28-77-83    NC     3297          ND     Y550          OH     39527
--------------------- ------------------ -------------------- -------------------- -------------------- -------------------------
OK       SE-2069860   OR     1999-765    PA     93-09-022MF   RI     Filed         SC     MF12338       SD     19053
--------------------- ------------------ -------------------- -------------------- -------------------- -------------------------
TN       RM03-1863    TX     C-59615     UT     006-6962-65   VT     6/25/99-49    VA     117527        WA     60023884
--------------------- ------------------ -------------------- -------------------------------------------------------------------
WV       MF-35421     WI     370305-03   WY     18925         Puerto Rico    N/A
--------------------- ------------------ -------------------- -------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Small-Cap Growth Fund - A Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       13123        AK     60035926    AZ     34064         AR     60010706      CA     505-4153       CO     IC-93-05-980
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
CT       1002444      DE     28567       DC     60016948      FL     15045         GA     SC-20300       HI     Filed
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
ID       50897        IL     0353417     IN     93-0397-IC    IA     I-53892       KS     1999S0001403   KY     M37045
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
LA       85519        ME     MFN301065   MD     SM20021726    MA     N/A           MI     N/A            MN     R-39133.1
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
MS       N/A          MO     1995-00085  MT     N/A           NE     45,779        NV     Filed          NH     Filed
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
NJ       MF-1625      NM     N/A         NY     S-28-77-83    NC     3297          ND     N/A            OH     39527
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
OK       SE-2057303   OR     1999-765    PA     93-09-022MF   RI     Filed         SC     MF12338        SD     N/A
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
TN       RM-03-1863   TX     C-69928     UT     006-6962-65   VT     N/A           VA     117527         WA     60033255
--------------------- ------------------ -------------------- -------------------------------------------------------------------
WV       MF-45612     WI     440818-03   WY     18925         Puerto Rico    N/A
--------------------- ------------------ -------------------- -------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Small-Cap Growth Fund - B Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       13123        AK     60035926    AZ     N/A           AR     60010706      CA     505-4153       CO     IC-93-05-980
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
CT       1002444      DE     28567       DC     60016949      FL     15045         GA     SC-20300       HI     Filed
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
ID       50897        IL     0353417     IN     93-0397-IC    IA     I-53893       KS     1999S0001403   KY     M37045
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
LA       85519        ME     N/A         MD     SM20021725    MA     N/A           MI     N/A            MN     R-39133.1
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
MS       N/A          MO     1995-00085  MT     N/A           NE     45,754        NV     Filed          NH     Filed
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
NJ       MF-1625      NM     N/A         NY     S-28-77-83    NC     3297          ND     N/A            OH     39527
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
OK       N/A          OR     1999-765    PA     93-09-022MF   RI     Filed         SC     MF12338        SD     N/A
--------------------- ------------------ -------------------- -------------------- --------------------- ------------------------
TN       RM-03-1863   TX     C-69929     UT     006-6962-65   VT     N/A           VA     117527         WA     N/A
--------------------- ------------------ -------------------- -------------------------------------------------------------------
WV       N/A          WI     440820-03   WY     18925         Puerto Rico    N/A
--------------------- ------------------ -------------------- -------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Small-Cap Value Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       Filed        AK     60046718     AZ     36723        AR     60015423      CA     505-4153     CO     IC-93-05-980
--------------------- ------------------- ------------------- -------------------- ------------------- --------------------------
CT       1025397      DE     43982        DC     60019694     FL     15045         GA     SC-20300     HI     Filed
--------------------- ------------------- ------------------- -------------------- ------------------- --------------------------
ID       56778        IL     0353417      IN     93-0397-IC   IA     I-5638        KS     2004S0000378 KY     600111471
--------------------- ------------------- ------------------- -------------------- ------------------- --------------------------
LA       90274        ME     MFN10003416  MD     SM20031556   MA     M-03037984    MI     941140       MN     R-39133.1
--------------------- ------------------- ------------------- -------------------- ------------------- --------------------------
MS       MF-03-11-072 MO     1995-00085   MT     51420        NE     Filed         NV     Filed        NH     Filed
--------------------- ------------------- ------------------- -------------------- ------------------- --------------------------
NJ       MF-2886      NM     Filed        NY     S-30-46-51   NC     3297          ND     AL570        OH     39982
--------------------- ------------------- ------------------- -------------------- ------------------- --------------------------
OK       SE-2078236   OR     2003-1267    PA     93-09-022MF  RI     Filed         SC     MF15173      SD     30591
--------------------- ------------------- ------------------- -------------------- ------------------- --------------------------
TN       Filed        TX     C-72954      UT     006-9017-301 VT     11/5/03-05    VA     117527       WA     60035841
--------------------- ------------------- ------------------- -------------------------------------------------------------------
WV       Filed        WI     Filed        WY     18925        Puerto Rico    N/A
--------------------- ------------------- ------------------- -------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Brown Advisory Value Equity Fund - Institutional Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       31281        AK     60043300     AZ     35042        AR     60014702      CA     505-4153      CO     IC-93-05-980
--------------------- ------------------- ------------------- -------------------- -------------------- -------------------------
CT       1022774      DE     43132        DC     60018018     FL     15045         GA     SC-20300      HI     Filed
--------------------- ------------------- ------------------- -------------------- -------------------- -------------------------
ID       56035        IL     0353417      IN     93-0397-IC   IA     I-54848       KS     2003S0000623  KY     60010402
--------------------- ------------------- ------------------- -------------------- -------------------- -------------------------
LA       85518        ME     MFN10000952  MD     SM20030233   MA     MR-03033216   MI     939589        MN     R-39133.1
--------------------- ------------------- ------------------- -------------------- -------------------- -------------------------
MS       MF-03-02-008 MO     1995-00085   MT     49698        NE     56,476        NV     Filed         NH     Filed
--------------------- ------------------- ------------------- -------------------- -------------------- -------------------------
NJ       MF-2347      NM     1641         NY     S-30-28-96   NC     3297          ND     AK014         OH     36519
--------------------- ------------------- ------------------- -------------------- -------------------- -------------------------
OK       SE-2064396   OR     2003-995     PA     93-09-022MF  RI     Filed         SC     MF14799       SD     29081
--------------------- ------------------- ------------------- -------------------- -------------------- -------------------------
TN       RM-030300    TX     C-70978      UT     006-8362-88  VT     1/31/03-05    VA     117527        WA     60034201
--------------------- ------------------- ------------------- -------------------------------------------------------------------
WV       MF-46699     WI     450388-03    WY     18925        Puerto Rico    N/A
--------------------- ------------------- ------------------- -------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
DF Dent Premier Growth Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       N/A          AK     N/A         AZ     N/A          AR     N/A           CA     505-4153       CO     IC-93-05-980
--------------------- ------------------ ------------------- -------------------- --------------------- -------------------------
CT       N/A          DE     N/A         DC     60013097     FL     15045         GA     SC-20300       HI     N/A
--------------------- ------------------ ------------------- -------------------- --------------------- -------------------------
ID       N/A          IL     0353417     IN     93-0397-IC   IA     I-51208       KS     N/A            KY     N/A
--------------------- ------------------ ------------------- -------------------- --------------------- -------------------------
LA       N/A          ME     N/A         MD     SM20011549   MA     MR-03036786   MI     N/A            MN     R-39133.1
--------------------- ------------------ ------------------- -------------------- --------------------- -------------------------
MS       N/A          MO     1995-00085  MT     N/A          NE     N/A           NV     N/A            NH     N/A
--------------------- ------------------ ------------------- -------------------- --------------------- -------------------------
NJ       N/A          NM     N/A         NY     S-29-85-49   NC     3297          ND     N/A            OH     39486
--------------------- ------------------ ------------------- -------------------- --------------------- -------------------------
OK       N/A          OR     2002-1014   PA     93-09-022MF  RI     N/A           SC     N/A            SD     N/A
--------------------- ------------------ ------------------- -------------------- --------------------- -------------------------
TN       N/A          TX     N/A         UT     N/A          VT     N/A           VA     117527         WA     N/A
--------------------- ------------------ ------------------- --------------------------------------------------------------------
WV       N/A          WI     N/A         WY     18925        Puerto Rico    N/A
--------------------- ------------------ ------------------- --------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Fountainhead Special Value Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       29933        AK     60037047    AZ     31544        AR     60010713       CA     505-4153      CO     IC-93-05-980
--------------------- ------------------ ------------------- --------------------- -------------------- -------------------------
CT       1016796      DE     32555       DC     60013992     FL     15045          GA     SC-20300      HI     Filed
--------------------- ------------------ ------------------- --------------------- -------------------- -------------------------
ID       54550        IL     0353417     IN     93-0397-IC   IA     I-51699        KS     2002S0000224  KY     M41926
--------------------- ------------------ ------------------- --------------------- -------------------- -------------------------
LA       90055        ME     MFN203296   MD     SM20012007   MA     MR-1021017     MI     931505        MN     R-39133.1
--------------------- ------------------ ------------------- --------------------- -------------------- -------------------------
MS       MF-01-09-074 MO     1995-00085  MT     47127        NE     44,064         NV     Filed         NH     Filed
--------------------- ------------------ ------------------- --------------------- -------------------- -------------------------
NJ       MF-1634      NM     10884       NY     S-29-88-33   NC     3297           ND     AF618         OH     39780
--------------------- ------------------ ------------------- --------------------- -------------------- -------------------------
OK       SE-2075139   OR     2001-1103   PA     93-09-022MF  RI     Filed          SC     MF14137       SD     26041
--------------------- ------------------ ------------------- --------------------- -------------------- -------------------------
TN       RM02-3469    TX     C-67382     UT     006-7807-13  VT     9/17/01-05     VA     117527        WA     60030990
--------------------- ------------------ ------------------- --------------------------------------------------------------------
WV       MF-43030     WI     417807-03   WY     18925        Puerto Rico    N/A
--------------------- ------------------ ------------------- --------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Investors Bond Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       N/A          AK       N/A        AZ       14508       AR       60010701     CA         505-4153     CO       IC93-05-980
--------------------- ------------------- -------------------- --------------------- ----------------------- --------------------
CT       N/A          DE       N/A        DC       N/A         FL       15045        GA         SC-20300     HI       N/A
--------------------- ------------------- -------------------- --------------------- ----------------------- --------------------
ID       N/A          IL       0353417    IN       93-0397-IC  IA       N/A          KS         N/A          KY       M29709
--------------------- ------------------- -------------------- --------------------- ----------------------- --------------------
LA       N/A          ME       MFN201304  MD       N/A         MA       N/A          MI         N/A          MN       R-39133.1
--------------------- ------------------- -------------------- --------------------- ----------------------- --------------------
MS       N/A          MO       1995-00085 MT       N/A         NE       N/A          NV         N/A          NH       Filed
--------------------- ------------------- -------------------- --------------------- ----------------------- --------------------
NJ       MF-1633      NM       N/A        NY       S-27-59-20  NC       3297         ND         N/A          OH       37537
--------------------- ------------------- -------------------- --------------------- ----------------------- --------------------
OK       N/A          OR       N/A        PA       93-09-022MF RI       N/A          SC         N/A          SD       N/A
--------------------- ------------------- -------------------- --------------------- ----------------------- --------------------
TN       N/A          TX       N/A        UT       006-8068-17 VT       N/A          VA         117527       WA       60020219
--------------------- ------------------- -------------------- ------------------------------------------------------------------
WV       N/A          WI       411409-03  WY       18925       Puerto Rico     N/A
--------------------- ------------------- -------------------- ------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Mastrapasqua Growth Value Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       28041        AK       60032032    AZ       27579       AR       60010709     CA         505-4153     CO      IC93-05-980
--------------------- -------------------- -------------------- --------------------- ----------------------- -------------------
CT       1008914      DE       30458       DC       60001779    FL       15045        GA         SC-20300     HI      Filed
--------------------- -------------------- -------------------- --------------------- ----------------------- -------------------
ID       52652        IL       0353417     IN       93-0397-IC  IA       I-47920      KS         2000S0001707 KY      M39397
--------------------- -------------------- -------------------- --------------------- ----------------------- -------------------
LA       87863        ME       MFN115897   MD       SM20001840  MA       MR-03036167  MI         927190       MN      R-39133.1
--------------------- -------------------- -------------------- --------------------- ----------------------- -------------------
MS       MF-03-06-100 MO       1995-00085  MT       44063       NE       40,932       NV         Filed        NH      Filed
--------------------- -------------------- -------------------- --------------------- ----------------------- -------------------
NJ       MF-1632      NM       7759        NY       S-29-21-60  NC       3297         ND         AB878        OH      39101
--------------------- -------------------- -------------------- --------------------- ----------------------- -------------------
OK       SE-2070449   OR       2000-1081   PA       93-09-022MF RI       Filed        SC         MF13193      SD      22372
--------------------- -------------------- -------------------- --------------------- ----------------------- -------------------
TN       RM03-1863    TX       C-63278     UT       006-7373-71 VT       7/11/00-39   VA         117527       WA      60027209
--------------------- -------------------- -------------------- -----------------------------------------------------------------
WV       MF-39032     WI       391150-03   WY       18925       Puerto Rico S-23419
--------------------- -------------------- -------------------- -----------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Payson Total Return Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       N/A         AK       02-02281    AZ       14509       AR       N/A          CA         505-4153   CO     IC-93-05-480
-------------------- -------------------- -------------------- --------------------- --------------------- ----------------------
CT       205818      DE       N/A         DC       N/A         FL       15045        GA         SC-20300   HI     N/A
-------------------- -------------------- -------------------- --------------------- --------------------- ----------------------
ID       N/A         IL       0353417     IN       93-0397-IC  IA       N/A          KS         N/A        KY     N/A
-------------------- -------------------- -------------------- --------------------- --------------------- ----------------------
LA       88999       ME       MFN201305   MD       SM19981741  MA       MR-03035038  MI         N/A        MN     R-39133.1
-------------------- -------------------- -------------------- --------------------- --------------------- ----------------------
MS       N/A         MO       1995-00085  MT       N/A         NE       31,059       NV         N/A        NH     Filed
-------------------- -------------------- -------------------- --------------------- --------------------- ----------------------
NJ       MF-1631     NM       N/A         NY       S-25-88-47  NC       3297         ND         N/A        OH     37881
-------------------- -------------------- -------------------- --------------------- --------------------- ----------------------
OK       N/A         OR       N/A         PA       93-09-022MF RI       Filed        SC         MF-9879    SD     N/A
-------------------- -------------------- -------------------- --------------------- --------------------- ----------------------
TN       RM03-1364   TX       C-45810     UT       N/A         VT       9/10/93-04   VA         117527     WA     60017065
-------------------- -------------------- -------------------- ------------------------------------------------------------------
WV       N/A         WI       N/A         WY       18925       Puerto Rico     N/A
-------------------- -------------------- -------------------- ------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Payson Value Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       N/A        AK       N/A          AZ       N/A         AR       N/A          CA      505-4153     CO      IC-93-05-480
------------------- --------------------- -------------------- --------------------- -------------------- -----------------------
CT       205819     DE       N/A          DC       N/A         FL       15045        GA      SC-20300     HI      N/A
------------------- --------------------- -------------------- --------------------- -------------------- -----------------------
ID       N/A        IL       0353417      IN       93-0397-IC  IA       I-43706      KS      N/A          KY      N/A
------------------- --------------------- -------------------- --------------------- -------------------- -----------------------
LA       88999      ME       MFN201306    MD       SM19991027  MA       MR-03035037  MI      920294       MN      R-39133.1
------------------- --------------------- -------------------- --------------------- -------------------- -----------------------
MS       N/A        MO       1995-00085   MT       N/A         NE       31,034       NV      N/A          NH      Filed
------------------- --------------------- -------------------- --------------------- -------------------- -----------------------
NJ       MF-1631    NM       N/A          NY       S-26-57-08  NC       3297         ND      N/A          OH      37881
------------------- --------------------- -------------------- --------------------- -------------------- -----------------------
OK       N/A        OR       N/A          PA       93-09-022MF RI       Filed        SC      MF-9881      SD      N/A
------------------- --------------------- -------------------- --------------------- -------------------- -----------------------
TN       N/A        TX       N/A          UT       N/A         VT       9/10/93-05   VA      117527       WA      N/A
------------------- --------------------- -------------------- ------------------------------------------------------------------
WV       N/A        WI       N/A          WY       18925       Puerto Rico     N/A
------------------- --------------------- -------------------- ------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Polaris Global Value Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       13128        AK       02-04153     AZ       20294       AR       96-M0360-07  CA     505-4153     CO     IC-93-05-480
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
CT       205829       DE       365          DC       60001780    FL       15045        GA     SC-20300     HI     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
ID       49450        IL       0353417      IN       93-0397-IC  IA       I-41565      KS     1998S0001414 KY     M35171
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
LA       86779        ME       MFN214304    MD       SM19981258  MA       MR-03033014  MI     924360       MN     R-39133.1
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
MS       MF-98-05-123 MO       1995-00085   MT       39208       NE       35,684       NV     Filed        NH     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
NJ       MF-1630      NM       5553         NY       S-28-31-24  NC       3297         ND     V656         OH     39526
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
OK       SE-2068522   OR       1998-640     PA       93-09-022MF RI       Filed        SC     MF11558      SD     16122
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
TN       RM03-0241    TX       C-56211      UT       006-6567-19 VT       6/03/98-18   VA     117527       WA     60020931
--------------------- --------------------- -------------------- ----------------------------------------------------------------
WV       MF-32179     WI       349963-03    WY       18925       Puerto Rico     N/A
--------------------- --------------------- -------------------- ----------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Shaker Funds - Intermediary Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       29351        AK       60035313     AZ       30454       AR       60010712     CA     505-4153     CO     IC-93-05-480
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
CT       1014211      DE       31863        DC       60001781    FL       15045        GA     SC-20300     HI     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
ID       53967        IL       0353417      IN       93-0397-IC  IA       I-50524      KS     2001S0001268 KY     M41146
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
LA       88622        ME       MFN213561    MD       SM20010854  MA       MR-03035033  MI     923483       MN     R-39133.1
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
MS       MF-03-03-114 MO       1995-00085   MT       46093       NE       43,022       NV     Filed        NH     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
NJ       MF-1629      NM       3907         NY       S-29-69-02  NC       3297         ND     AF662        OH     38125
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
OK       SE-2066051   OR       2001-442     PA       93-09-022MF RI       Filed        SC     MF13839      SD     25202
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
TN       RM03-1364    TX       C-66089      UT       006-7661-79 VT       3/30/01-20   VA     117527       WA     60029852
--------------------- --------------------- -------------------- ----------------------------------------------------------------
WV       MF-41803     WI       408997-03    WY       18925       Puerto Rico S-24736-1
--------------------- --------------------- -------------------- ----------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Shaker Funds - A Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       29351        AK       60035313     AZ       30455       AR       60010712     CA    505-4153     CO      IC-93-05-480
--------------------- --------------------- -------------------- --------------------- ------------------ -----------------------
CT       1014211      DE       31863        DC       60001782    FL       15045        GA    SC-20300     HI      Filed
--------------------- --------------------- -------------------- --------------------- ------------------ -----------------------
ID       53967        IL       0353417      IN       93-0397-IC  IA       I-50523      KS    2001S0001268 KY      M41146
--------------------- --------------------- -------------------- --------------------- ------------------ -----------------------
LA       88622        ME       MFN213562    MD       SM20010853  MA       MR-03035036  MI    923482       MN      R-39133.1
--------------------- --------------------- -------------------- --------------------- ------------------ -----------------------
MS       MF-03-03-113 MO       1995-00085   MT       46094       NE       43,023       NV    Filed        NH      Filed
--------------------- --------------------- -------------------- --------------------- ------------------ -----------------------
NJ       MF-1629      NM       3908         NY       S-29-69-02  NC       3297         ND    AE735        OH      38125
--------------------- --------------------- -------------------- --------------------- ------------------ -----------------------
OK       SE-2066050   OR       2001-442     PA       93-09-022MF RI       Filed        SC    MF13839      SD      25201
--------------------- --------------------- -------------------- --------------------- ------------------ -----------------------
TN       RM03-1364    TX       C-66090      UT       006-7661-79 VT       3/30/01-21   VA    117527       WA      60029853
--------------------- --------------------- -------------------- ----------------------------------------------------------------
WV       MF-41802     WI       408998-03    WY       18925       Puerto Rico S-24736
--------------------- --------------------- -------------------- ----------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
Shaker Funds - B Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       29351        AK       60035313     AZ       31970       AR       60010712     CA     505-4153     CO     IC-93-05-480
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
CT       1014211      DE       31863        DC       60014355    FL       15045        GA     SC-20300     HI     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
ID       53967        IL       0353417      IN       93-0397-IC  IA       I-51990      KS     2001S0001268 KY     M41146
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
LA       88622        ME       MFN205460    MD       SM20012390  MA       MR-03035035  MI     933349       MN     R-39133.1
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
MS       MF-01-11-003 MO       1995-00085   MT       47305       NE       44,395       NV     Filed        NH     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
NJ       MF-1629      NM       13314        NY       S-29-69-02  NC       3297         ND     AF978        OH     38125
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
OK       SE-2077569   OR       2001-442     PA       93-09-022MF RI       Filed        SC     MF13839      SD     26392
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
TN       RM03-1364    TX       C-67749      UT       006-7661-79 VT       11/01/01-46  VA     117527       WA     60031328
--------------------- --------------------- -------------------- ----------------------------------------------------------------
WV       MF-43401     WI       420870-03    WY       18925       Puerto Rico S-24736-2
--------------------- --------------------- -------------------- ----------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Shaker Funds - C Shares
---------------------------------------------------------------------------------------------------------------------------------
AL       29351        AK       60035313     AZ       31971       AR       60010712     CA     505-4153     CO     IC-93-05-480
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
CT       1014211      DE       31863        DC       60014354    FL       15045        GA     SC-20300     HI     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
ID       53967        IL       0353417      IN       93-0397-IC  IA       I-51991      KS     2001S0001268 KY     M41146
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
LA       88622        ME       MFN205459    MD       SM20012389  MA       MR-03035034  MI     933350       MN     R-39133.1
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
MS       MF-01-11-004 MO       1995-00085   MT       47306       NE       44,396       NV     Filed        NH     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
NJ       MF-1629      NM       13315        NY       S-29-69-02  NC       3297         ND     AF979        OH     38125
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
OK       SE-2077568   OR       2001-442     PA       93-09-022MF RI       Filed        SC     MF13839      SD     26391
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
TN       RM03-1364    TX       C-67750      UT       006-7661-79 VT       11/01/01-47  VA     117527       WA     60031329
--------------------- --------------------- -------------------- ----------------------------------------------------------------
WV       MF-43402     WI       420869-03    WY       18925       Puerto Rico S-24736-3
--------------------- --------------------- -------------------- ----------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
TaxSaver Bond Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       N/A        AK       N/A          AZ       N/A         AR       60010699     CA     505-4153     CO       IC-93-05-480
------------------- --------------------- -------------------- --------------------- ------------------- ------------------------
CT       N/A        DE       N/A          DC       N/A         FL       15045        GA     SC-20300     HI       N/A
------------------- --------------------- -------------------- --------------------- ------------------- ------------------------
ID       N/A        IL       0353417      IN       93-0397-IC  IA       N/A          KS     N/A          KY       M29709
------------------- --------------------- -------------------- --------------------- ------------------- ------------------------
LA       N/A        ME       MFN201308    MD       N/A         MA       N/A          MI     933192       MN       R-39133.1
------------------- --------------------- -------------------- --------------------- ------------------- ------------------------
MS       N/A        MO       N/A          MT       N/A         NE       N/A          NV     Filed        NH       Filed
------------------- --------------------- -------------------- --------------------- ------------------- ------------------------
NJ       MF-1633    NM       N/A          NY       S-27-50-21  NC       3297         ND     N/A          OH       37537
------------------- --------------------- -------------------- --------------------- ------------------- ------------------------
OK       N/A        OR       N/A          PA       93-09-022MF RI       N/A          SC     MF9940       SD       N/A
------------------- --------------------- -------------------- --------------------- ------------------- ------------------------
TN       N/A        TX       N/A          UT       006-8068-17 VT       N/A          VA     117527       WA       N/A
------------------- --------------------- -------------------- ------------------------------------------------------------------
WV       N/A        WI       N/A          WY       18925       Puerto Rico     N/A
------------------- --------------------- -------------------- ------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
Winslow Green Growth Fund
---------------------------------------------------------------------------------------------------------------------------------
AL       29324        AK       60035257     AZ       30349       AR       60010711     CA     505-4153     CO     IC-93-05-480
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
CT       1014115      DE       31826        DC       60001784    FL       15045        GA     SC-20300     HI     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
ID       53938        IL       0353417      IN       93-0397-IC  IA       I-50486      KS     2001S0001239 KY     M41122
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
LA       86235        ME       MFN211623    MD       SM20010823  MA       MR-03033015  MI     923349       MN     R-39133.1
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
MS       MF-01-03-158 MO       1995-00085   MT       46067       NE       42,921       NV     Filed        NH     Filed
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
NJ       MF-1627      NM       3176         NY       S-29-69-79  NC       3297         ND     AE506        OH     37796
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
OK       SE-2065931   OR       2001-416     PA       93-09-022MF RI       Filed        SC     MF13821      SD     24964
--------------------- --------------------- -------------------- --------------------- ------------------- ----------------------
TN       RM03-0241    TX       C-66053      UT       006-7657-76 VT       3/26/01-09   VA     117527       WA     60029818
--------------------- --------------------- -------------------- ----------------------------------------------------------------
WV       MF-41762     WI       408752-03    WY       18925       Puerto Rico S-24708
--------------------- --------------------- -------------------- ----------------------------------------------------------------

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors of Forum Funds:


We have examined  management's  assertion  about Forum Funds  (comprising  Maine
TaxSaver Bond Fund and New Hampshire TaxSaver Bond Fund) (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of February 28, 2003, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of February 28, 2003, and with respect to agreement of security purchases and sales, for the period from June 30, 2002 (the date of our last examination) through February 28, 2003:


     1) Confirmation of all securities held by Deutsche Bank and Bank of New York in book entry form;

     2) Reconciliation of all such securities to the books and records of the Funds' and the Custodian;


     3) Agreement of a sample of security purchases and sales or maturities since June 30, 2002 (the date of our last examination) through February 28, 2003 from the books and records of the Funds' to broker trade tickets.



We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.


In our opinion, management's assertion that the Forum Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 28, 2003 with respect to securities reflected in the investment account of the Funds' is fairly stated, in all material respects.


This report is intended solely for the information and use of management and the Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP

March 31, 2003

March 31, 2003

Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940

We, as members of management of Forum Funds (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of February 28, 2003, and from June 30, 2002 through February 28, 2003 (the date of your last examination).

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of February 28, 2003, and from June 30, 2002 through February 28, 2003, with respect to securities reflected in the investment account of the Funds.

Forum Funds

/S/ Patrick J. Keniston

Patrick J. Keniston
Assistant Secretary